Exhibit 99.1

Xponential Fitness, Inc. Provides 2022 Operating Highlights, Announces Convertible Preferred Stock Repurchase and Confirms Participation at Upcoming January Conferences

•	Company expects to meet or exceed the high-end of full year 2022 outlook

IRVINE, Calif., January 9, 2023 – Xponential Fitness, Inc. (NYSE: XPOF), the largest global franchisor of boutique fitness brands, today provided 2022 operating highlights and announced the Company’s participation at the ICR 2023 Conference to be held January 9-11, 2023 in Orlando, Florida and the Jefferies Winter Restaurant, Foodservice, Gaming, Lodging and Leisure Summit to be held January 22-24, 2023 in Beaver Creek, Colorado.

The Company also announced the repurchase of 85,340 shares of its Convertible Preferred Stock, which prior to the repurchase would have been convertible into 5.9 million shares of Class A common stock. The repurchase will be funded with incremental term loans in the aggregate amount of $130.0 million and available cash.

2022 Operating Highlights

Please note that all metrics below represent North America only, unless noted.

For the full year ended December 31, 2022, the Company:

•	Surpassed 2,600 open studios, and increased total licenses sold to over 5,400 across 10 brands globally;

•	Grew total members by 32% year-over-year to 590,000, up from 449,000 in 2021;

•	Grew studio visits by 32% year-over-year to 39.2 million, up from 29.7 million in 2021;

•	Increased system-wide sales(1) to $1.03 billion, up 46% from $710 million in 2021;

•	Delivered same store sales(2) growth of 25%, compared to 41% in 2021; and

•	Achieved Q4 2022 run-rate average unit volume (AUV)(3) of $522,000, compared to $446,000 in Q4 2021.

“It was inspiring to see the enthusiasm shared by the more than 2,000 attendees who participated in our annual convention last month,” said Anthony Geisler, CEO of Xponential Fitness, Inc. “This enthusiasm is no doubt rooted in Xponential’s strong annual performance. Double-digit growth across membership, same store sales and AUV compared to the prior year depict a business that is firing on all cylinders. We enter the new year fully energized, and I could not be prouder of our team and franchisees for the success we achieved together in 2022.”

2022 Outlook

The Company expects to meet or exceed the high-end of the previously provided full year 2022 outlook:

•	New studio openings of 511, at the top half of the guidance range of 500 to 520, and an increase of 53% as compared to full year 2021;

•	North America system-wide sales of $1.03 billion, exceeding the high end of the guidance range of $995.0 million to $1.005 billion, and an increase of 46% as compared to full year 2021;

•	Revenue in the range of $235.0 million to $240.0 million, or an increase of 53% at the midpoint as compared to full year 2021; and

•	Adjusted EBITDA(4) in the range of $70.0 million to $74.0 million, or an increase of 164% at the midpoint compared to full year 2021.

Xponential Fitness plans to report its fourth quarter and full year 2022 results and provide its full year 2023 outlook in early March. The date of the Company’s earnings conference call will be announced in the coming weeks.

Convertible Preferred Stock Repurchase and Incremental Term Loans

The Company today announced that it has entered into a privately negotiated preferred stock repurchase agreement with certain holders of its outstanding Convertible Preferred Stock and an amendment to its existing financing arrangement that provides for, among other things, incremental term loans in an aggregate principal amount of $130.0 million. The Company agreed to pay aggregate consideration of $131.0 million in cash in exchange for the repurchase of 85,340 shares of Convertible Preferred Stock. These shares prior to repurchase would have been convertible into 5.9 million shares of Class A Common Stock. The closing of the incremental term loans and the repurchase is expected on or about January 13, 2023, subject to customary closing conditions. The Company expects to fund the repurchase with the additional borrowings under the incremental term loans and available cash. The closing of the repurchase and the closing of the incremental term loans are cross conditional.

Participation at Upcoming Conferences

The Xponential Fitness management team will be participating at the ICR 2023 Conference on January 9-11, 2023 in Orlando, Florida. Anthony Geisler, Chief Executive Officer, and John Meloun, Chief Financial Officer, are scheduled to present on Monday, January 9, 2023 at 12:30 p.m. ET and will participate in meetings with investors throughout the conference.

In addition, management will be participating in the Jefferies Winter Restaurant, Foodservice, Gaming, Lodging and Leisure Summit to be held January 22-24, 2023 in Beaver Creek, Colorado.

The Company’s presentation in conjunction with the event will be available beginning on January 21, 2023 at 8:00 a.m. ET.

Both presentations will be broadcast over the Internet and can be accessed in the Investor Relations section of Xponential Fitness’ website at https://investor.xponential.com/.

About Xponential Fitness, Inc.

Xponential Fitness, Inc. (NYSE: XPOF) is the largest global franchisor of boutique fitness brands. Through its mission to make boutique fitness accessible to everyone, the Company operates a diversified platform of ten brands spanning across verticals including Pilates, indoor cycling, barre, stretching, rowing, dancing, boxing, running, functional training and yoga. In partnership with its franchisees, Xponential Fitness offers energetic, accessible, and personalized workout experiences led by highly qualified instructors in studio locations across 48 U.S. states and Canada, and through master franchise or international expansion agreements in 14 additional countries. Xponential Fitness’ portfolio of brands includes Club Pilates, the largest Pilates brand in the United States; CycleBar, the largest indoor cycling brand in the United States; StretchLab, a concept offering one-on-one and group stretching services; Row House, the largest franchised indoor rowing brand in the United States; AKT, a dance-based cardio workout combining toning, interval and circuit training; YogaSix, the largest franchised yoga brand in the United States; Pure Barre, a total body workout that uses the ballet barre to perform small isometric movements, and the largest Barre brand in the United States; STRIDE, a treadmill-based cardio and strength training concept; Rumble, a boxing-inspired full-body workout; and BFT, a functional training and strength-based program. For more information, please visit the Company’s website at xponential.com.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe non-GAAP measures are useful in evaluating our operating performance. We use certain non-GAAP financial information in this press release, such as Adjusted EBITDA, which exclude certain non-operating or non-recurring items as described in footnote 4 below that we believe are not representative of our core business or future operating performance, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with comparable GAAP financial measures, is helpful to investors because it provides consistency and comparability with past financial performance and provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. In addition, the Company is not able to provide a quantitative reconciliation of the estimated full-year Adjusted EBITDA for 2022 without unreasonable efforts to the most directly comparable GAAP financial measure due to the high variability, complexity and low visibility with respect to certain items such as taxes, TRA remeasurements, and income and expense from changes in fair value of contingent consideration from acquisitions. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that would be confusing or misleading to investors. The Company expects to provide a reconciliation of the final Adjusted EBITDA for full-year 2022 when it announces the fourth quarter and full year results in early March 2023.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated financial performance. These forward-looking statements include, without limitation, statements relating to expected growth of our business; projected number of new studio openings; anticipated industry trends; projected financial and performance information such as system-wide sales; projected annual revenue, Adjusted EBITDA and other statements under the section “2022 Outlook”; our competitive position in the boutique fitness industry; and ability to execute our business strategies. These forward-looking statements also include references to our expectations regarding the closing of the convertible preferred stock repurchase transactions and the incremental term loans. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the ability of franchisees to generate sufficient revenues; our relationships with master franchisees, franchisees and international partners; difficulties and challenges in opening studios by franchisees; risks relating to expansion into international markets; loss of reputation and brand awareness; material weakness in our internal control over financial reporting; uncertainties regarding the closing of the convertible preferred stock repurchase transactions and the incremental term loans; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the full year ended December 31, 2021 filed by Xponential with the SEC and other periodic reports filed with the SEC. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and Xponential undertakes no duty to update such information, except as required under applicable law.

Contact:

Kimberly Esterkin

Addo Investor Relations

investor@xponential.com

(310) 829-5400

Footnotes

[1]

System-wide sales represent gross sales by all North American studios. System-wide sales include sales by franchisees that are not revenue realized by us in accordance with GAAP. While we do not record sales by franchisees as revenue, and such sales are not included in our consolidated financial statements, this operating metric relates to our revenue because we receive approximately 7% and 2% of the sales by franchisees as royalty revenue and marketing fund revenue, respectively. We believe that this operating measure aids in understanding how we derive our royalty revenue and marketing fund revenue and is important in evaluating our performance. System-wide sales growth is driven by new studio openings and increases in same store sales. Management reviews system-wide sales daily, which enables us to assess changes in our franchise revenue, overall studio performance, the health of our brands and the strength of our market position relative to competitors.

[2]

Same store sales refer to period-over-period sales comparisons for the base of studios. We define the same store sales base to include studios in North America that have been open for at least 13 calendar months as of the measurement date. Any transfer of ownership of a studio does not affect this metric. We measure same store sales based solely upon monthly sales as reported by franchisees. This measure highlights the performance of existing studios, while excluding the impact of new studio openings. Management reviews same store sales to assess the health of the franchised studios.

[3]

AUV is calculated by dividing sales during the applicable period for all studios being measured by the number of studios being measured. Quarterly run-rate AUV consists of average quarterly sales for all studios that are at least 6 months old at the beginning of the respective quarter, multiplied by four. Monthly run-rate AUV is calculated as the monthly AUV multiplied by twelve, for studios that are at least 6 months old at the beginning of the respective month. AUV growth is primarily driven by changes in same store sales and is also influenced by new studio openings. Management reviews AUV to assess studio economics.

[4]

We define Adjusted EBITDA as EBITDA (net income/loss before interest, taxes, depreciation and amortization), adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity-based compensation, acquisition and transaction expenses (including change in contingent consideration), management fees and expenses (that were discontinued after July 2021), litigation expenses (consisting of legal and related fees for specific proceedings that arise outside of the ordinary course of our business), employee retention credit (a credit for retaining employees throughout the COVID-19 pandemic), secondary public offering expenses for which we do not receive proceeds, expense related to the remeasurement of our TRA obligation and expense related to loss on impairment of our brand intangible assets and goodwill that we do not believe reflect our underlying business performance and affect comparability. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that Adjusted EBITDA, viewed in addition to, and not in lieu of, our reported GAAP results, provides useful information to investors regarding our performance and overall results of operations because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period.